Exhibit 15.1

September 5, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Farmacias Ahumada, S.A. and its subsidiaries (“FASA”) a Chilean wholly-owned significant subsidiary acquired by Grupo Casa Saba, S.A.B de C.V. (“GCS”) on October 3, 2010 and, under the date of January 13, 2012, we reported on the consolidated financial statements of FASA as of December 31, 2010 and 2009 and for the periods from October 3, 2010 (the date of acquisition) to December 31, 2010 and from October 3, 2009 to December 31, 2009, before the effects of the adjustments for the correction of the errors described in Note 4 to such financial statements. On April 29, 2011, we were dismissed. We have read GCS's statements included under Item 16-F of its Form 20-F/A (Amendment No. 2) dated September 5, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with GCS’s statement that the change was approved by GCS’s Board of Directors and at the General Annual Shareholders Meeting held on April 29, 2011.

Very truly yours,

KPMG Ltda.

/s/ Cristián Bastián E.

Senior Partner